Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-106117, 333-115636, 333-123940 and 333-135038 and Form S-8 No. 127527 previously filed by Derma Sciences, Inc. of our report dated June 16, 2006, with respect to our audits of the financial statements of Western Medical, Inc. as of December 31, 2005 and 2004 and for the years then ended, which report is included in this Form 8-K/A of Derma Sciences, Inc.

/s/  J.H. Cohn LLP

Roseland, New Jersey
June 30, 2006